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PROSPECTUS DATED JUNE 1, 1998                        PRICING SUPPLEMENT NO. 4 TO
PROSPECTUS SUPPLEMENT                       REGISTRATION STATEMENT NO. 333-53499
DATED OCTOBER 30, 1998                                          JANUARY 13, 1999
                                                                  RULE 424(B)(3)

                       Donaldson, Lufkin & Jenrette, Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue

The Medium-Term Notes, as further described below and in the Prospectus
Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.
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
Principal Amount:                   $ 15,000,000               Optional Conversion:              N / A

Price To Public:                      100.0000 %               Optional Repayment Date:          Non-Call / Life

Underwriting                             .1500 %
Discount:
Proceeds To Issuer:                    99.8500 %               Business Day Jurisdiction:        New York

Settlement Date                     January 19, 2000           Initial Redemption                N / A
(Original Issue Date):                                         Percentage:

Specified Currency:                 US Dollars                 Initial Redemption Date:          N / A

Authorized Denomination:            $1,000                     Annual Redemption                 N / A
                                                               Percentage Reduction:

Maturity Date:                      January 25, 2001           Book Entry Note or                B / E
                                                               Certificated Note:
Interest Rate:                      1 month USD Libor
                                    + 15 basis points

First Coupon:                       $ 91,767.71

Interest Payment Dates:             Monthly, 25th day of       Total Amount of OID:              N / A
                                    each month or as
                                    modified

Interest Determination Date:        2 business days prior      Day Count:                        Act/360
                                    to the Interest
                                    Payment Dates
                                                               CUSIP:                            25766CBU7
First Interest Date:                February 25, 2000

Paying Agent:                       The Chase
                                    Manhattan Bank

Settlement:                         DTC#: 443
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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

               DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION